Exhibit 99.1

Limestone Bancorp Reports Net Income of $2.0 million, or $0.26 per Share, for the 2nd Quarter of 2020 and $3.8 million, or $0.51 per Diluted Share, for the Six Months Ended June 30, 2020

LOUISVILLE, Ky.--(BUSINESS WIRE)--July 22, 2020--Limestone Bancorp, Inc. (NASDAQ: LMST) (“the Company”), parent company of Limestone Bank (“the Bank”), today reported unaudited results for the second quarter of 2020. The federal and state public health response to the coronavirus pandemic (“COVID-19”) continues to impact the nation and the economy. Since early March, the Company and Bank have been impacted alongside consumers and businesses in our markets. In response to the global pandemic and the resultant declarations of emergency at the state and national levels, the Bank has implemented and continues to utilize several temporary operational changes to serve customers during the COVID-19 health crisis. Lobby services were initially amended to appointment only and drive thru, mobile, and online banking were the Bank’s primary channels of serving customers. The Bank began a phased re-opening of lobby services in June and also began offering curbside service in the second quarter. Management remains committed to ensuring the Bank’s workforce remains healthy and available to serve customers.

Net income available to common shareholders for the second quarter of 2020 was $2.0 million, or $0.26 per basic and diluted common share, compared with $3.6 million, or $0.49 per basic and diluted share, for the second quarter of 2019. Net income for the six months ended June 30, 2020, was $3.8 million, or $0.51 per diluted common share, compared with net income of $6.5 million, or $0.87 per diluted share, for the six months ended June 30, 2019.

Net income before taxes was $2.4 million and $4.6 million for the second quarter of 2020 and for the first six months of 2020, respectively, compared to $3.0 million and $6.0 million for the second quarter and first six months of 2019, respectively. Income tax expense was $393,000 and $754,000 for the second quarter of 2020 and for the first six months of 2020, respectively, compared to income tax benefit of $611,000 and $488,000 for the second quarter of 2019 and for the first six months of 2019, respectively. Income tax expense for the second quarter of 2019 and six months ended June 30, 2019, benefitted $1.2 million, or $0.16 per basic and diluted common share, and $1.5 million, or $0.21 per basic and diluted common share, respectively, from the establishment of a net deferred tax asset related to a change in Kentucky tax law enacted during the first quarter of 2019. The new law eliminated the Kentucky bank franchise tax, which is assessed at a rate of 1.1% of average capital, and implemented a state income tax for the Bank at a statutory rate of 5%. The new Kentucky income tax will go into effect on January 1, 2021.

Net Interest Income – The interest rate environment has been challenging during the first six months of 2020 as the Federal Reserve, after lowering rates 75 basis points in the latter half of 2019, lowered the federal funds target rate by 50 basis points on March 6, 2020, and 100 basis points on March 15, 2020.

Net interest income increased to $10.1 million for the second quarter of 2020, compared to $9.8 million for the first quarter of 2020, and $8.8 million for the second quarter of 2019. Average loans increased to $978.3 million for the second quarter of 2020, compared to $949.2 million for the first quarter of 2020, and $793.5 million for the second quarter of 2019. Average loans for the first and second quarters of 2020 were positively impacted by the branch purchase transaction on November 15, 2019, which included $126.8 million in loans at the time of purchase. Average loans for the second quarter of 2020 were also positively impacted by $42.0 million in loan originations under the SBA Paycheck Protection Program. Net interest margin increased to 3.33% for the second quarter of 2020, compared with 3.31% for the first quarter of 2020 and decreased compared with 3.42% for the second quarter of 2019.

The yield on earning assets decreased to 4.21% in the second quarter of 2020, compared to 4.50% in the first quarter of 2020, and 4.81% in the second quarter of 2019. The yield on earning assets for the first and second quarters of 2020 were negatively impacted by falling interest rates on the Bank’s fed funds, certain floating rate investment securities, and loans with variable rate repricing features. Loan fee income can meaningfully impact net interest income, loan yields, and net interest margin. The amount of loan fee income included in total interest income was $535,000, $216,000, and $167,000 for the quarters ended June 30, 2020, March 31, 2020, and June 30, 2019, respectively. This represents 17 basis points, eight basis points, and six basis points of yield on earning assets and net interest margin for the quarters ended June 30, 2020, March 31, 2020, and June 30, 2019, respectively. Loan fee income for the second quarter of 2020 included $179,000 in fees earned on SBA PPP loans.

The cost of interest-bearing liabilities was 1.11% for the second quarter of 2020, compared to 1.45% in the first quarter of 2020, and 1.68% in the second quarter of 2019. The cost of interest-bearing liabilities continued to decline based on the downward repricing of time deposits. Time deposits declined $21.2 million during the second quarter of 2020 as approximately $160.4 million of time deposits with an average rate of 1.78% matured or repriced at lower interest rates. During the second quarter of 2020, newly originated or renewed time deposits had an average rate of 0.47% and an average term of approximately 12 months.

Net interest income increased to $19.9 million for the first six months of 2020, compared with $17.8 million in the first six months of 2019. Average loans increased to $963.8 million for the first six months of 2020, compared to $780.1 million for the first six months of 2019. Average loans were positively impacted from the branch purchase transaction on November 15, 2019, along with loan growth during 2019 and 2020, as well as loan originations under the Paycheck Protection Program. Net interest margin decreased to 3.32% in the first six months of 2020, compared with 3.51% for the first six months of 2019.

The yield on earning assets decreased to 4.35% for the first six months of 2020, compared to 4.86% for the first six months of 2019. The amount of loan fee income included in total interest income was $751,000 and $713,000 for the six months ended June 30, 2020 and June 30, 2019, respectively. This represents 12 basis points and 14 basis points of yield on earning assets and net interest margin for the six months ended June 30, 2020 and 2019, respectively. The cost of interest-bearing liabilities was 1.28% for the first six months of 2020, compared to 1.62% in the first six months of 2019.

As of June 30, 2020, time deposits comprise $446.4 million of the Company’s liabilities with $199.5 million, or 45%, set to reprice or mature in 2020 of which, $127.3 million with a current average rate of 1.41% reprice or mature in the third quarter of 2020. The following table denotes contractual time deposit maturities and average rates as of June 30, 2020:

Maturity Quarter	As of June 30, 2020 (in thousands)	Weighted Average Rate

Q3-2020	127,338	1.41
Q4-2020	72,203	1.16
Q1-2021	84,125	1.18
Q2-2021	79,152	0.65
Q3-2021	17,384	1.03
Q4-2021	9,926	0.75
Thereafter	56,242	1.59
Total time deposits	$446,370	1.18%

Investment Securities – The securities portfolio serves as a source of liquidity and earnings and contributes to the management of interest rate risk. Investments are made in various types of liquid assets, including U.S. Treasury obligations and securities of various federal agencies, obligations of states and political subdivisions, corporate bonds, and collateralized loan obligations. The investment portfolio increased by $3.9 million, or 2.0%, to $202.6 million at June 30, 2020, compared with $198.7 million at March 31, 2020, and decreased compared with $208.6 million at June 30, 2019.

The following table sets forth the carrying value of our securities portfolio at the dates indicated.

	June 30, 2020				March 31, 2020
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)
Securities available for sale
U.S. Government and federal agencies	$20,302	$772	$—	$21,074	$20,751	$353	$—	$21,104
Agency mortgage-backed residential	85,048	3,152	(21)	88,179	86,840	2,428	(167)	89,101
Collateralized loan obligations	44,730	—	(3,042)	41,688	44,732	—	(3,978)	40,754
State and municipal	28,708	917	(57)	29,568	28,301	346	(493)	28,154
Corporate bonds	23,347	313	(1,573)	22,087	20,831	199	(1,486)	19,544
Total available for sale	$202,135	$5,154	$(4,693)	$202,596	$201,455	$3,326	$(6,124)	$198,657

The Bank owns Collateralized Loan Obligations (CLOs), which are debt securities secured by professionally managed portfolios of senior-secured loans to corporations. CLO managers are typically large non-bank financial institutions or banks and are typically $300 million to $1 billion in size, contain one hundred or more loans and have five to six credit tranches ranging from AAA, AA, A, BBB, BB, B and equity tranche. Interest and principal are paid first to the AAA tranche then to the next lower rated tranche. Losses are borne first by the equity tranche then by the subsequently higher rated tranche. CLOs may be less liquid than government securities from time to time and volatility in the CLO market may cause the value of these investments to decline.

The market value of CLOs may be affected by, among other things, changes in composition of the underlying loans, changes in the cash flows from the underlying loans, defaults and recoveries on the underlying loans, capital gains and losses on the underlying loans, prepayments on the underlying loans, and other conditions or economic factors. The fair value of the Bank’s CLOs declined by approximately $3.6 million, or 8% of amortized cost, during the first quarter of 2020 as market liquidity within the CLO sector was disrupted by COVID-19. During the second quarter of 2020, the fair value of the Bank’s CLOs improved by approximately $936,000, or 2% of amortized cost, as the market stabilized.

Although the Bank attempts to mitigate the credit and liquidity risks associated with CLOs by purchasing CLOs with credit ratings of A or higher, completing pre-purchase due diligence, and through ongoing monitoring, no assurance can be given that these risk mitigation efforts will be successful. At June 30, 2020, $26.4 million and $15.3 million of our CLOs were AA and A rated, respectively. There were no CLOs rated below A and none of the CLOs were subject to ratings downgrade in 2019 or in the first half of 2020. Stress testing was completed on each security in the CLO portfolio as of quarter-end. Each security in the portfolio passed, without dollar loss, a stress scenario characterized as severe, which assumed a ten percent per annum constant prepayment rate, a twelve percent per annum constant default rate for four years followed by a four percent rate thereafter, and a forty-five percent recovery rate on a one-year lag. The Bank’s CLOs are all floating rate with rates set on a quarterly basis at three-month LIBOR plus a spread.

The fair value of the Bank’s corporate bond portfolio was also impacted by market disruption and declining rates, resulting in a fair value decline of approximately $1.5 million, or 7% of amortized cost, during the first quarter. During the second quarter of 2020, the fair value of the Bank’s corporate bond portfolio improved by approximately $27,000 as the market stabilized. The corporate bond portfolio consists of eleven subordinated debt securities of U.S. banks and bank holding companies with maturities ranging from 2024 to 2037. The securities are either fixed for five years converting to floating at an index over LIBOR or floating at an index over LIBOR from inception. Management regularly monitors the financial condition of these corporate issuers by reviewing their regulatory and public filings.

The Bank has the intent and ability to hold its CLO and corporate debt securities to maturity and, at this juncture, has determined the value decline is temporary in nature.

Provision and Allowance for Loan Losses – The Bank maintains an allowance for loan losses believed to be sufficient to absorb probable incurred losses existing in the loan portfolio. Management evaluates the adequacy of the allowance using, among other things, historical loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of the underlying collateral and current economic conditions and trends. The allowance may be allocated for specific loans or loan categories, but the entire allowance is available for any loan. The allowance consists of specific and general components. The specific component relates to loans that are individually evaluated and measured for impairment. The general component is based on historical loss experience adjusted for qualitative environmental factors. Management develops allowance estimates based on actual loss experience adjusted for current economic conditions and trends. Allowance estimates are a prudent measurement of the risk in the loan portfolio applied to individual loans based on loan type. If the mix and amount of future charge-off percentages differ significantly from the assumptions used by management in making its determination, management may be required to materially increase its allowance for loan losses and provision for loan losses, which could adversely affect results.

The allowance for loan losses to total loans was 1.05% at June 30, 2020, compared to 0.95% at March 31, 2020, and 1.10% at June 30, 2019. Loans acquired in the November 2019 branch transaction totaled $109.8 million at June 30, 2020, and $118.0 million at March 31, 2020. These loans were recorded at fair value as determined by an independent third party. The remaining discount associated with the fair value purchase accounting adjustments on the acquired loans was $347,000 at June 30, 2020, compared to $427,000 at March 31, 2020. Any subsequent deterioration of these acquired loans may require an adjustment through the allowance for loan loss. Net loan charge-offs were $22,000 and $298,000, respectively, for the three and six months ended June 30, 2020, compared to net loan recoveries of $146,000 and net loan charge-offs of $48,000, respectively, for the three and six months ended June 30, 2019.

While the Company has experienced historically strong trends in asset quality over the last several quarters and management’s assessment of risk in the loan portfolio has been low, a provision of $1.1 million and $2.2 million, or $0.12 and $0.23, per common shares after taxes, was recorded in the second quarter and the first six months of 2020, respectively, compared to no provision for loan losses in the second quarter and first six months of 2019. The 2020 loan loss provisions were attributable to the net loan charge-offs during the period, trends within the portfolio over the period, and primarily to changes in the economic and business environment attributable to COVID-19, the state and national emergencies that have been declared and the resultant risk the pandemic poses for business disruptions for the Bank’s borrowers which may lead to credit quality deterioration.

While the Company expects the U.S. Government’s economic response to the COVID-19 pandemic through monetary policy and fiscal stimulus will provide meaningful support to the economy, management deemed it prudent to increase the allowance for loan losses through its qualitative environmental factors to account for the pandemic risk.

COVID-19 Short-term Loan Concessions – In response to requests from borrowers who have been impacted by COVID-19 through business and cash flow interruption, the Bank made short-term loan modifications as defined under section 4013 of the Coronavirus Aid Relief and Economic Security Act (“CARES Act”) involving principal deferrals (interest only) and, in other cases, principal and interest deferrals. These short-term modifications are not troubled debt restructurings. The following table details those modifications by loan category and type as of June 30, 2020:

	June 30, 2020
	Amount	Number
	(dollars in thousands)

Commercial:
Interest only	$321	7
Principal and interest deferral	3,269	24
Commercial Real Estate
Construction:
Interest only	—	—
Principal and interest deferral	14,887	5
Farmland:
Interest only	9	1
Principal and interest deferral	2,357	15
Nonfarm nonresidential:
Interest only	18,981	33
Principal and interest deferral	90,674	61
Residential Real Estate
Multi-family:
Interest only	1,730	2
Principal and interest deferral	11,067	3
1-4 Family:
Interest only	4,569	21
Principal and interest deferral	13,030	77
Consumer:
Interest only	75	9
Principal and interest deferral	50	8
Agriculture:
Interest only	485	1
Principal and interest deferral	—	—
Other:
Interest only	—	—
Principal and interest deferral	—	—
Total modified loans	$161,504	267

Retail purpose commercial real estate operators, as well as hotel and restaurant operators, have been disproportionately impacted by COVID-19. As of June 30, 2020, the Bank had loans totaling $62.8 million secured by retail purpose commercial real estate, $50.5 million secured by hotel and lodging real estate, and $29.8 million secured by limited and full-service restaurant real estate, or 6.4%, 5.2%, and 3.1% of total loans. As of June 30, 2020, loans with outstanding principal balances of $25.3 million for retail purpose commercial real estate, $49.3 million for hotel and lodging real estate, and $20.3 million for limited and full-service restaurant real estate were granted principal and interest deferrals. As of June 30, 2020, interest accrued but uncollected totaled $1.6 million for loans subject to short-term modifications.

Non-performing Assets – Non-performing assets, which include loans on nonaccrual, accruing troubled debt restructurings, loans past due 90 days and still accruing, and other real estate owned (“OREO”), declined to $3.5 million, or 0.27%, of total assets at June 30, 2020, compared with $5.2 million, or 0.41%, of total assets at March 31, 2020, and $6.2 million, or 0.55%, of total assets at June 30, 2019. Non-performing loans declined to $1.9 million, or 0.19%, of total loans at June 30, 2020, compared with $2.0 million, or 0.20%, of total loans at March 31, 2020, and $2.9 million, or 0.37%, of total loans at June 30, 2019.

OREO declined from $3.2 million at March 31, 2020, to $1.6 million at June 30, 2020, as sales totaled $1.6 million for the second quarter of 2020. There were no fair value write-downs arising from changing marketing strategies for the three and six months ended June 30, 2020, compared to $110,000 and $260,000 for the three and six months ended June 30, 2019, respectively.

Non-interest Income and Expense – Non-interest income for the second quarter of 2020 increased $155,000 to $1.6 million, compared with $1.4 million for the second quarter of 2019. The increase was primarily related to bank card interchange fees primarily as a result of the deposit accounts acquired in the branch acquisition transaction on November 15, 2019. Non-interest expense increased $1.0 million, or 14.0%, to $8.2 million for the second quarter of 2020, compared with $7.2 million for the second quarter of 2019. The increase in the second quarter of 2020 was primarily due to an increase in salaries and employee benefits of $718,000, as the Bank added sales talent and customer facing associates during the latter half of 2019 and branch staff in connection with the branch purchase transaction. In response to COVID-19 and the change in customer branch usage patterns, the Bank realized a reduction in FTEs from 248 as of March 31, 2020, to 228 as of June 30, 2020, through attrition and workforce reduction. Salaries and employee benefits for the second quarter of 2020 included approximately $111,000 in severance expense. Quarterly savings of approximately $150,000 are expected as a result of these position eliminations.

Non-interest income for the first six months of 2020 increased $595,000 to $3.3 million, compared with $2.7 million for the first six months of 2019. The increase was primarily due to an increase in bank card interchange fees of $509,000. Non-interest expense increased $2.0 million, or 13.6%, to $16.5 million for the first six months of 2020, compared with $14.5 million for the first six months of 2019. The increase was primarily due to increases of $1.3 million in salaries and employee benefits and $320,000 in deposit account related expense partially offset by a decrease of $270,000 in OREO expense.

Subordinated Notes – Subsequent to quarter end, on July 21, 2020, the Company entered into Subordinated Note Purchase Agreements (collectively, the “Purchase Agreement”) with certain qualified institutional buyers and institutional accredited investors (the “Purchasers”) pursuant to which, on July 31, 2020, the Company will sell and issue $8.0 million in aggregate principal amount of its 5.75% Fixed-to-Floating Rate Subordinated Notes due July 31, 2029 (the “Notes”). The Notes were offered and will be sold by the Company to eligible purchasers in a private offering in reliance on the exemption from the registration requirements of Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Company intends to use the net proceeds from the offering to retire in total its senior debt in the amount of $5.0 million and retain the balance for general corporate purposes.

The Notes will bear interest at a fixed annual rate of 5.75% through July 31, 2024, payable semi-annually in arrears, at which time the interest rate shall reset quarterly to an interest rate per annum equal to the then-current three-month LIBOR plus 395 basis points, payable quarterly in arrears. The Notes are redeemable, in whole or in part, on July 31, 2025, on any scheduled interest payment date thereafter and at any time upon the occurrence of certain events. The Purchase Agreement contains certain customary representations, warranties and covenants made by the Company, on the one hand, and the Purchasers, severally and not jointly, on the other hand.

The Notes will be issued under an Indenture, dated July 23, 2019 (the “Indenture”), by and between the Company and Wilmington Trust, National Association, as trustee. The Notes are not subject to any sinking fund and are not convertible into or exchangeable for any other securities or assets of the Company or any of its subsidiaries. The Notes are not subject to redemption at the option of the holder. The Notes are unsecured, subordinated obligations of the Company only and are not obligations of, and are not guaranteed by, any subsidiary of the Company. The Notes qualify as Tier 2 capital for regulatory capital purposes for the Company.

About Limestone Bancorp, Inc.

Limestone Bancorp, Inc. (NASDAQ: LMST) is a Louisville, Kentucky-based bank holding company which operates banking centers in 14 counties through its wholly-owned subsidiary Limestone Bank. The Bank’s markets include metropolitan Louisville in Jefferson County and the surrounding counties of Bullitt and Henry and extend south along the Interstate 65 corridor. The Bank serves south central, southern, and western Kentucky from banking centers in Barren, Butler, Daviess, Edmonson, Green, Hardin, Hart, Ohio, and Warren counties. The Bank also has banking centers in Lexington, Kentucky, the second largest city in the state, and Frankfort, Kentucky, the state capital. Limestone Bank is a traditional community bank with a wide range of personal and business banking products and services.

Forward-Looking Statements

Statements in this press release relating to Limestone Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “possible,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: the impact and duration of the COVID-19 pandemic and national, state and local emergency conditions the pandemic has produced; economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation, which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company. See Risk Factors outlined in the Company's Form 10-K for the year ended December 31, 2019, and Form 10-Q for the three months ended March 31, 2020.

Additional Information

Unaudited supplemental financial information for the second quarter ending June 30, 2020, follows.

LIMESTONE BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	Three	Three	Six	Six
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	6/30/20	6/30/19	6/30/20	6/30/19

Income Statement Data
Interest income	$12,786	$12,376	$26,053	$24,562
Interest expense	2,676	3,576	6,181	6,803
Net interest income	10,110	8,800	19,872	17,759
Provision for loan losses	1,100	—	2,150	—
Net interest income after provision	9,010	8,800	17,722	17,759

Service charges on deposit accounts	441	571	1,109	1,067
Bank card interchange fees	863	596	1,613	1,104
Bank owned life insurance income	116	118	212	217
Gain (loss) on sales and calls of securities, net	(5)	(5)	(5)	(5)
Other	186	166	396	347
Non-interest income	1,601	1,446	3,325	2,730

Salaries & employee benefits	4,633	3,915	9,171	7,830
Occupancy and equipment	983	854	1,982	1,752
Professional fees	235	179	443	344
Marketing expense	104	212	318	439
FDIC insurance	67	103	67	211
Data processing expense	380	315	739	628
State franchise and deposit tax	360	315	720	630
Deposit account related expense	460	310	911	591
Other real estate owned expense	22	142	38	308
Litigation and loan collection expense	59	34	124	80
Communications expense	247	189	465	379
Insurance expense	111	112	214	226
Postage and delivery	152	134	320	275
Other	423	410	959	812
Non-interest expense	8,236	7,224	16,471	14,505

Income before income taxes	2,375	3,022	4,576	5,984
Income tax expense (benefit)	393	(611)	754	(488)
Net income	$1,982	$3,633	$3,822	$6,472

Weighted average shares – Basic	7,488,173	7,459,631	7,485,028	7,464,743
Weighted average shares – Diluted	7,488,173	7,459,631	7,485,028	7,464,743

Basic earnings per common share	$0.26	$0.49	$0.51	$0.87
Diluted earnings per common share	$0.26	$0.49	$0.51	$0.87
Cash dividends declared per common share	$0.00	$0.00	$0.00	$0.00

LIMESTONE BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	Three	Three	Three	Three	Three
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	6/30/20	3/31/20	12/31/19	9/30/19	6/30/19

Income Statement Data
Interest income	$12,786	$13,267	$12,537	$12,485	$12,376
Interest expense	2,676	3,505	3,676	3,755	3,576
Net interest income	10,110	9,762	8,861	8,730	8,800
Provision for loan losses	1,100	1,050	—	—	—
Net interest income after provision	9,010	8,712	8,861	8,730	8,800

Service charges on deposit accounts	441	668	681	633	571
Bank card interchange fees	863	750	711	623	596
Bank owned life insurance income	116	96	96	97	118
Gain (loss) on sales and calls of securities, net	(5)	—	—	—	(5)
Other	186	210	166	181	166
Non-interest income	1,601	1,724	1,654	1,534	1,446

Salaries & employee benefits	4,633	4,538	4,201	4,202	3,915
Occupancy and equipment	983	999	890	880	854
Professional fees	235	208	171	254	179
Marketing expense	104	214	218	251	212
FDIC insurance	67	—	—	—	103
Data processing expense	380	359	316	315	315
State franchise and deposit tax	360	360	265	315	315
Deposit account related expense	460	451	333	300	310
Other real estate owned expense	22	16	35	25	142
Litigation and loan collection expense	59	65	77	32	34
Communications expense	247	218	200	193	189
Insurance expense	111	103	109	109	112
Postage and delivery	152	168	140	129	134
Acquisition costs	—	—	775	—	—
Other	423	536	584	446	410
Non-interest expense	8,236	8,235	8,314	7,451	7,224

Income before income taxes	2,375	2,201	2,201	2,813	3,022
Income tax expense (benefit)	393	361	437	531	(611)
Net income	$1,982	$1,840	$1,764	$2,282	$3,633

Weighted average shares – Basic	7,488,173	7,481,884	7,471,680	7,471,582	7,459,631
Weighted average shares – Diluted	7,488,173	7,481,884	7,471,680	7,471,582	7,459,631

Basic earnings per common share	$0.26	$0.25	$0.24	$0.31	$0.49
Diluted earnings per common share	$0.26	$0.25	$0.24	$0.31	$0.49
Cash dividends declared per common share	$0.00	$0.00	$0.00	$0.00	$0.00

LIMESTONE BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	As of
	6/30/20	3/31/20	12/31/19	9/30/19	6/30/19

Assets
Loans	$975,759	$961,561	$926,271	$803,569	$803,114
Allowance for loan losses	(10,228)	(9,150)	(8,376)	(8,904)	(8,832)
Net loans	965,531	952,411	917,895	794,665	794,282
Securities available for sale	202,596	198,657	209,000	203,381	208,614
Federal funds sold & interest-bearing deposits	39,027	23,639	21,962	50,327	40,755
Cash and due from financial institutions	9,990	9,509	8,241	7,680	6,860
Premises and equipment	19,000	19,282	19,658	15,098	14,827
Premises held for sale	1,149	1,185	900	935	995
Bank owned life insurance	16,238	16,128	16,037	15,946	15,853
FHLB Stock	6,142	6,837	6,237	6,467	6,693
Other real estate owned	1,625	3,225	3,225	3,225	3,225
Deferred taxes, net	27,054	28,208	27,765	28,029	28,708
Goodwill	6,252	6,252	6,252	—	—
Intangible assets	2,372	2,436	2,500	—	—
Accrued interest receivable and other assets	7,532	6,441	6,107	6,411	5,976
Total Assets	$1,304,508	$1,274,210	$1,245,779	$1,132,164	$1,126,788

Liabilities and Equity
Certificates of deposit	$446,370	$467,535	$476,534	$488,121	$505,263
Interest checking	167,814	157,621	146,038	95,508	95,296
Money market	166,376	154,851	160,837	153,663	162,917
Savings	119,327	92,235	56,015	34,618	33,553
Total interest-bearing deposits	899,887	872,242	839,424	771,910	797,029
Demand deposits	224,901	185,658	187,551	151,524	141,448
Total deposits	1,124,788	1,057,900	1,026,975	923,434	938,477
FHLB advances	20,644	61,349	61,389	56,430	51,470
Junior subordinated debentures	21,000	21,000	21,000	21,000	21,000
Subordinated capital note	17,000	17,000	17,000	17,000	—
Senior debt	5,000	5,000	5,000	5,000	10,000
Accrued interest payable and other liabilities	7,020	7,450	8,665	4,973	4,419
Total liabilities	1,195,452	1,169,699	1,140,029	1,027,837	1,025,366

Total stockholders’ equity	109,056	104,511	105,750	104,327	101,422
Total Liabilities and Stockholders’ Equity	$1,304,508	$1,274,210	$1,245,779	$1,132,164	$1,126,788

Ending shares outstanding	7,485,872	7,489,305	7,471,975	7,471,582	7,457,832
Book value per common share	$14.57	$13.95	$14.15	$13.96	$13.60
Tangible book value per common share	13.42	12.79	12.98	13.96	13.60

LIMESTONE BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	As of
	6/30/20	3/31/20	12/31/19	9/30/19	6/30/19
Average Balance Sheet Data
Assets	$1,305,923	$1,273,167	$1,167,179	$1,105,432	$1,100,459
Loans	978,316	949,204	846,235	800,194	793,460
Earning assets	1,222,760	1,188,314	1,090,752	1,035,522	1,033,581
Deposits	1,116,420	1,052,944	982,991	933,548	926,730
Long-term debt and advances	75,259	105,407	73,695	63,369	71,989
Interest bearing liabilities	971,770	971,554	882,473	852,539	855,100
Stockholders’ equity	107,348	107,632	105,295	103,818	97,730

Quarterly Performance Ratios
Return on average assets	0.61%	0.58%	0.60%	0.82%	1.32%
Return on average equity	7.43	6.88	6.65	8.72	14.91
Yield on average earning assets (tax equivalent)	4.21	4.50	4.57	4.79	4.81
Cost of interest-bearing liabilities	1.11	1.45	1.65	1.75	1.68
Net interest margin (tax equivalent)	3.33	3.31	3.23	3.35	3.42
Efficiency ratio	70.30	71.70	71.70	72.59	70.47

Asset Quality Data
Nonaccrual loans	$1,410	$1,500	$1,528	$2,389	$2,028
Troubled debt restructurings on accrual	462	466	475	188	905
Loan 90 days or more past due still on accrual	—	—	—	—	—
Total non-performing loans	1,872	1,966	2,003	2,577	2,933
Real estate acquired through foreclosures	1,625	3,225	3,225	3,225	3,225
Other repossessed assets	—	—	—	—	—
Total non-performing assets	$3,497	$5,191	$5,228	$5,802	$6,158

Non-performing loans to total loans	0.19%	0.20%	0.22%	0.32%	0.37%
Non-performing assets to total assets	0.27	0.41	0.42	0.51	0.55
Allowance for loan losses to non-performing loans	546.37	465.41	418.17	345.52	301.13

Allowance for loan losses to total loans	1.05%	0.95%	0.90%	1.11%	1.10%

Loan Charge-off Data
Loans charged off	$(193)	$(335)	$(639)	$(299)	$(72)
Recoveries	171	59	111	371	218
Net recoveries (charge-offs)	$(22)	$(276)	$(528)	$72	$146

Loans by Risk Category
Pass	$925,558	$915,985	$888,707	$754,050	$767,662
Watch	43,014	38,464	27,522	37,537	22,929
Special Mention	—	—	—	—	—
Substandard	7,187	7,112	10,042	11,982	12,523
Doubtful	—	—	—	—	—
Total	$975,759	$961,561	$926,271	$803,569	$803,114

Loans by Past Due Status
Past due loans:
30 – 59 days	$458	$1,158	$1,747	$979	$858
60 – 89 days	197	248	670	557	1,015
90 days or more	—	—	—	—	—
Nonaccrual loans	1,410	1,500	1,528	2,389	2,028
Total past due and nonaccrual loans	$2,065	$2,906	$3,945	$3,925	$3,901

LIMESTONE BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	As of
	6/30/20	3/31/20	12/31/19	9/30/19	6/30/19
Risk-based Capital Ratios - Company
Tier I leverage ratio	8.05%	8.29%	8.30%	9.66%	9.46%
Common equity Tier I risk-based capital ratio	8.45	8.26	8.32	10.19	9.82
Tier I risk-based capital ratio	9.93	9.86	9.32	11.88	11.56
Total risk-based capital ratio	12.57	12.37	11.85	14.84	12.56

Risk-based Capital Ratios – Limestone Bank
Tier I leverage ratio	9.54%	9.67%	9.99%	11.25%	10.01%
Common equity Tier I risk-based capital ratio	11.79	11.50	11.25	13.87	12.26
Tier I risk-based capital ratio	11.79	11.50	11.25	13.87	12.26
Total risk-based capital ratio	12.78	12.38	12.08	14.89	13.26

FTE employees, end of period	228	248	244	226	219

Non-GAAP Financial Measures Reconciliation

Tangible book value per common share is a non-GAAP financial measure derived from GAAP based amounts. Tangible book value is calculated by excluding the balance of intangible assets from common stockholders’ equity. Tangible book value per common share is calculated by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which is calculated by dividing common stockholders’ equity by common shares outstanding. Management believes this is consistent with bank regulatory agency treatment, which excludes tangible assets from the calculation of risk-based capital.

The efficiency ratio is a non-GAAP measure of expense control relative to revenue from net interest income and fee income. The efficiency ratio is calculated by dividing total non-interest expenses as determined under GAAP by net interest income and total non-interest income, but excluding from the calculation net gains on the sale of securities and expenses disclosed from time to time as non-recurring in nature. Management believes this provides a reasonable measure of primary banking expenses relative to primary banking revenue.

	As of
	6/30/20	3/31/20	12/31/19	9/30/19	6/30/19
Tangible Book Value Per Share	(in thousands, except share and per share data)

Common stockholders’ equity	$109,056	$104,511	$105,750	$104,327	$101,422
Less: Goodwill	6,252	6,252	6,252	—	—
Less: Intangible assets	2,372	2,436	2,500	—	—
Tangible common equity	100,432	95,823	96,998	104,327	101,422

Shares outstanding	7,485,872	7,489,305	7,471,975	7,471,582	7,457,832
Tangible book value per common share	$13.42	$12.79	$12.98	$13.96	$13.60
Book value per common share	14.57	13.95	14.15	13.96	13.60

	Three Months Ended
	6/30/20	3/31/20	12/31/19	9/30/19	6/30/19
Efficiency Ratio	(in thousands)

Net interest income	$10,110	$9,762	$8,861	$8,730	$8,800
Non-interest income	1,601	1,724	1,654	1,534	1,446
Less: Net gain (loss) on securities	(5)	—	—	—	(5)
Revenue used for efficiency ratio	11,716	11,486	10,515	10,264	10,251
Non-interest expense	8,236	8,235	8,314	7,451	7,224
Less: Acquisition costs	—	—	775	—	—
Expenses used for efficiency ratio	8,236	8,235	7,539	7,451	7,224

Efficiency ratio	70.30%	71.70%	71.70%	72.59%	70.47%

Contacts

John T. Taylor
Chief Executive Officer
(502) 499-4800